Exhibit 3.1

STATE OF DELAWARE

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

INVIVYD, INC.

Invivyd, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), hereby certifies as follows:

FIRST: Article V, Section B, Subsections 2 and 3 of the Amended and Restated Certificate of Incorporation of the Corporation (as amended, the “Certificate of Incorporation”) are amended and restated to read as follows:

Article V.

B. BOARD OF DIRECTORS.

2. Term. Commencing with the filing and effectiveness of this Certificate of Amendment to the Certificate of Incorporation, the Board shall be immediately declassified and all directors shall be elected at each annual meeting of stockholders for terms expiring at the next succeeding annual meeting of stockholders and until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. The term of each director serving as of and immediately prior to the filing and effectiveness of this Certificate of Amendment to the Certificate of Incorporation shall expire at the 2024 annual meeting of stockholders, notwithstanding that such director may have been elected for a term extending beyond the 2024 annual meeting of stockholders.

3. Removal.

a. [Reserved]

b. Subject to any limitation imposed by law and immediately upon the filing and effectiveness of this Certificate of Amendment to the Certificate of Incorporation, any individual director or directors may be removed with or without cause by the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

SECOND: This Certificate of Amendment to the Certificate of Incorporation has been duly adopted in accordance with the provisions of Section 242 of the Delaware General Corporation Law.

THIRD: That except as amended hereby, the provisions of the Certificate of Incorporation shall remain in full force and effect.

FOURTH: This Certificate of Amendment to the Certificate of Incorporation shall be effective upon filing with the Secretary of State of the State of Delaware.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation, as amended, to be signed by a duly authorized officer of the Corporation this 23rd day of May, 2023.

INVIVYD, INC.

By:	/s/ Jill Andersen
Name: Jill Andersen
Title: Chief Legal Officer and Corporate Secretary